                                              Filed Pursuant to Rule (424)(b)(3)
                                                      Registration No. 333-45480

                                 327,660 SHARES

                              INFOCURE CORPORATION

                                  COMMON STOCK


         We are a leading national provider of information management technology to targeted healthcare specialties. These shares of common stock are being offered by the selling stockholders identified in this prospectus. We issued, or will issue, the shares to the selling stockholders in connection with acquisitions of companies previously owned by the selling stockholders.

         The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets, on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of the shares, except for sales commissions and other seller's compensation applicable to sales of the shares.

         The selling stockholders and any underwriters, agents or broker-dealers that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under the Securities Act.

         Our common stock is traded on the Nasdaq National Market under the symbol "INCX." The closing price of our common stock on October 10, 2000, was $3.91 per share.

         Our principal executive offices are located at 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF THESE RISKS.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

               The date of this prospectus is October 11, 2000.

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                                TABLE OF CONTENTS


About this Prospectus.................................. 1
Where You Can Find More Information.................... 1
InfoCure............................................... 3
Risk Factors........................................... 5
Use of Proceeds........................................12
Selling Stockholders...................................12
Plan of Distribution...................................13
Legal Matters..........................................14
Experts................................................14

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, certain of our shareholders (the "selling shareholders") may sell up to an aggregate of 327,660 shares of our common stock in one or more offerings. You should read this prospectus and any applicable prospectus supplement provided to you together with the additional information described below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or from the offices of the Nasdaq National Market at 9513 Key West Avenue, Rockville, Maryland 20850.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities offered by this prospectus have been sold:

         - Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Annual Report on Form 10-K/A filed on May 1, 2000;

         - Quarterly Report on Form 10-Q for the three months ended March 31, 2000;

         -        Quarterly Report on Form 10-Q for the three months ended June
                  30, 2000;


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         -        Current Report on Form 8-K filed on September 6, 2000;

         - The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company included in InfoCure's Prospectus filed pursuant to Rule 424(b)(4) on April 22, 1999 which constitutes part of the Registration Statement on Form S-3 (No. 333-71109); and

         - Registration Statement on Form 8-A, which includes a description of our common stock, filed on January 28, 1999.

         You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, telephone number (770) 221-9990,
Attention: Corporate Secretary.

         We have also filed a registration statement with the SEC relating to the securities. This prospectus is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you. You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of this prospectus.


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                                    INFOCURE

         We are a leading national provider of information management technology to targeted healthcare specialties. Our applications and services are used primarily by small to mid-size medical practices within the following practice areas:

         -        anesthesiology,

         -        dental,

         -        dermatology and plastic surgery,

         -        emergency medicine,

         -        general medical,

         -        oral and maxillofacial surgery,

         -        ophthalmology,

         -        orthodontics,

         -        pathology,

         -        pediatrics,

         -        podiatry, and

         -        radiology.

         Our offerings include practice management software products and related hardware, ongoing training and support and electronic data interchange, or "EDI" services. These products and services are designed to increase the quality and reduce the cost of providing care by allowing physicians to manage their practices more efficiently and reduce the administrative burdens created by an increasingly complex healthcare environment.

         We recently reorganized our business to consist of a medical division, which we have named VitalWorks, and a dental division, which we have named PracticeWorks. We expect this reorganization to facilitate changes in our pricing of practice management software products, our delivery of these products to customers and the scope of our products offerings. We intend to develop new practice management software applications that can be products delivered through the application services provider, or ASP, delivery model. In the ASP delivery model, we would remotely host applications from an offsite central server that physicians would access over dedicated lines, virtual private networks or the Internet. We are also developing Internet-based applications and services and wireless solutions that are designed to allow our customers to utilize new technology to enhance office workflow and conduct business-to-business e-commerce.

         We intend to convert our customers to subscription-based pricing for substantially all of our products and services. We began offering substantially all of our products and services on the subscription pricing model during the second quarter of 2000. Under the subscription pricing model, customers pay a fixed, monthly fee for use of our practice management software products and maintenance and


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support services. This represents a change from our historical pricing model in which we charged customers an initial licensing fee for use of practice management products and continuing maintenance and support fees.

         Our principal offices are located at 1765 The Exchange, Suite 200, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.


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                                  RISK FACTORS

         This prospectus contains certain forward-looking statements and information relating to InfoCure that are based on the beliefs of management as well as assumptions made by and information currently available to management. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," or any similar expressions, as they relate to InfoCure or our management, or the management of any of our businesses, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. We do not intend to update these forward-looking statements. The following risk factors set forth some of the factors that could cause our actual results to differ materially from the expected results described in our forward-looking statements.

WE HAVE RECENTLY INCURRED LOSSES AND EXPECT TO CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

         We had net losses of $14.4 million for the three months ended June 30, 2000 and $25.6 million for the six months ended June 30, 2000. We expect the transition to a subscription pricing model to continue to adversely impact our cash flow until revenue from subscription fees replaces revenue from software license fees and hardware sales. We also expect to incur increased marketing and sales expenses in connection with offering our ASP products and Internet solutions. As a result, based on current estimates, we expect to continue to incur net losses for the foreseeable future.

OUR QUARTERLY OPERATING RESULTS MAY VARY AND IN THE PAST WE HAVE EXPERIENCED LOSSES.

         Our operating results may vary significantly from quarter to quarter. In addition, we have experienced historical losses. Our operating results will be influenced by such factors as:

         - our success in appropriately pricing and transitioning to the subscription pricing model;

         - the rate at which our existing customers convert and new customers subscribe to our subscription pricing model;

         - our release of our ASP-delivered product and Internet solutions and the rate of adoption of these products and services by new and existing customers;

         - the timing of and charges associated with completed acquisitions or other events;

         -        changes in customer purchasing patterns;

         -        competition;

         - the timing of and cost related to development of our new products;

         -        the length of sales cycles; and

         -        the levels of advertising and promotional expenditures.


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OUR SUBSCRIPTION PRICING MODEL IS UNPROVEN AND OUR SUCCESS DEPENDS ON ACCEPTANCE
OF THIS MODEL AND OUR ABILITY TO SET OUR SUBSCRIPTION FEES AT APPROPRIATE
LEVELS.

         Existing and potential new customers may not accept our subscription pricing model. The success of our subscription pricing model depends on our ability to set subscription fees at rates that will allow us to achieve profitability. The markets for information management products and services delivered through subscription pricing are relatively new and evolving. There are relatively few similar products whose subscription fees we can evaluate in setting our fees and the providers of those products have also had to set their fees in the context of an undeveloped market. As a result, we have limited information from which to evaluate the appropriate level for our subscription fees and we may fail to set our subscription fees at levels that enable us to become profitable. In addition, we will enter into multi-year agreements with subscribers pursuant to which subscription fees or increases in fees will be locked-in typically for three to five years, limiting our ability to increase our subscription fees for those subscribers. If we fail to appropriately price our subscription fees, achieving profitability could take longer than expected or we may never achieve profitability.

OUR ASP PRODUCT STRATEGY IS UNPROVEN AND CUSTOMERS MAY NOT RESPOND FAVORABLY TO OUR NEW PRODUCTS.

         Providing information management technology to physicians through the ASP delivery model is a business that has only recently begun to develop, and this concept may not achieve acceptance in the market. In order to successfully sell our ASP-delivered products, we will need to convince new and existing customers that the features of these products justify their cost, as well as the time and administrative expense required to convert to these products. If we are unsuccessful or if the market for our ASP-delivered products does not grow or grows slowly, achieving profitability could take longer than expected or may not occur at all. Achieving market acceptance for these products will require substantial sales and marketing efforts and expenditure of significant funds to increase awareness and demand by our target customers. In addition, our potential customers may have made extensive investment in hardware, software and training for existing systems. As a result, they may be unwilling to adopt new systems. Further, our potential customers could perceive that our ASP-delivered products will not adequately or cost-effectively address their requirements.

THE FAILURE TO SUCCESSFULLY COMPLETE THE DEVELOPMENT OF OUR INTERNET SOLUTIONS AND ENTER INTO STRATEGIC RELATIONSHIPS COULD HARM OUR BUSINESS AND LIMIT OUR POTENTIAL GROWTH.

         Our ability to attract new customers may depend upon our ability to complete the development of our Internet solutions. In addition, our ability to offer some Internet solutions is contingent upon our entering into strategic relationships. If we are unsuccessful in completing the development of our Internet solutions or fail to enter into strategic relationships, the offering of these products may be delayed or these products may never become available.

OUR ASP PRODUCT STRATEGY IS DEPENDENT UPON THE CONTINUED DEVELOPMENT OF THE INTERNET.

         Our ability to offer ASP-delivered products that can be accessed over the Internet and our Internet solutions on a widespread basis depends on our potential customers having access to Internet connections with the necessary speed, bandwidth and data capacity. The availability of this Internet access will depend on others for the ongoing development of the Internet infrastructure, including the necessary speed, bandwidth, data capacity and security, as well as timely development of complementary products for providing reliable Internet access and service. We cannot predict whether the Internet will evolve to the point where our customers will be able to take full advantage of the services we offer. If the Internet fails to develop into an efficient medium for these transactions, our ASP product strategy will be unsuccessful.


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OUR SYSTEMS MAY BE VULNERABLE TO SECURITY BREACHES AND VIRUSES.

         The success of our strategy to offer ASP-delivered products and Internet solutions depends on the confidence of our customers in our ability to securely transmit confidential information. Any failure to provide secure electronic communication services could harm our business and reputation. Our ASP-delivered products and Internet solutions will rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. We may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers. Anyone who can circumvent our security measures could misappropriate confidential user information or interrupt our, or our customers', operations. In addition, our ASP-delivered products may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions.

WE PLAN TO EXPAND RAPIDLY AND IT MAY BE DIFFICULT TO MANAGE OUR GROWTH.

         We intend to rapidly grow our business. However, we cannot be sure that we will successfully manage our growth. In order to successfully manage our growth, we must:

         -        expand and enhance our administrative infrastructure;

         - improve our management, financial and information systems and controls; and

         -        expand, train and manage our employees effectively.

         Continued growth could place a further strain on our management, operations and financial resources. The expansion of our product offerings, target markets and customers will place additional demands on our sales, marketing and administrative resources. We cannot assure you that our operating and financial control systems, administrative infrastructure, facilities and personnel will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our business may be harmed.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

         We believe our success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel to develop our products and services. Individuals with the information technology skills we need to further develop our products and services are in short supply and competition for qualified personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. There can be no assurance we will succeed in attracting and retaining the personnel we need to continue to grow and to implement our business strategy. In addition, we depend on the performance of our executive officers and other key employees. The loss of any member of our senior management team could negatively impact our ability to execute our new product strategy and subscription pricing model.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES, IT MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

         We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect the intellectual property rights related to our software applications. Our software technology is not patented and existing copyright laws offer only limited practical protection. In addition, we have not generally entered into confidentiality agreements with our employees. We cannot guarantee


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that the legal protections that we rely on will be adequate to prevent misappropriation of our technology. Further, these protections do not prevent independent third-party development of competitive products or services. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring use of our products is difficult, and we cannot assure you that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US COULD BE COSTLY TO DEFEND AND COULD DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

         As the number of software products in our target markets increases and as the functionality of these products overlaps, we may become increasingly subject to the threat of infringement claims. We cannot guarantee you that third parties will not assert infringement claims against us in the future. Any infringement claims alleged against us, even if without merit, could be time-consuming and expensive to defend. Any infringement claims may divert management's attention and resources and could also cause delays in the delivery of our applications to our customers. Settlement of any infringement claims could require us to enter into costly royalty or licensing agreements. If a claim of product infringement against us was successful and we were unable to license the infringing or similar technology, our business, financial condition and results of operations could be harmed.

WE MAY UNDERTAKE ACQUISITIONS THAT CAN POSE RISKS TO OUR BUSINESS.

         We may undertake acquisitions if we identify companies with complementary applications, services, businesses or technologies. We may be unable to retain the acquired companies' personnel or integrate them into our company. Our profitability may suffer because of acquisition-related costs or amortization of acquired goodwill and other intangible assets. Similarly, the time and expense associated with finding suitable and compatible companies to enhance our product offering could disrupt our ongoing business and divert our management's focus.

WE MAY FACE DIFFICULTIES INTEGRATING ACQUIRED BUSINESSES.

         Our success depends on our successful integration of the businesses we have acquired. Integrating the management and operations of acquired businesses is time consuming, and we cannot guarantee that we will achieve any of the anticipated synergies and other benefits expected to be realized from these acquisitions.

TECHNOLOGY SOLUTIONS MAY CHANGE FASTER THAN WE ARE ABLE TO UPDATE OUR
TECHNOLOGY.

         The information management technology market in which we compete is characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to:

         - develop new or enhance existing applications, software and services to meet our customers' changing needs in a timely and cost-effective way;

         - respond effectively to technological changes and new product offerings of our competitors; and

         - develop relationships with strategic partners necessary to offer our ASP-delivered products and Internet solutions.


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         We cannot assure you that we will be able to accomplish any or all of these goals. Many of our competitors may develop products or technologies that are better or more attractive than ours or that may render our technology or applications obsolete. If we do not succeed in adapting our technology, our business could be harmed.

WE ARE SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

         Legislation currently being considered at the federal level could impact the manner in which we conduct our business. The Health Insurance Portability and Accountability Act of 1996, known as HIPAA, mandates the adoption of national standards for the transmission of certain types of medical information and the data elements used in such transmissions and to insure the integrity and confidentiality of such information. On November 3, 1999, the Secretary of Health and Human Services promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. We believe our products will enable compliance with the proposed regulations under HIPPA and with the final rule under HIPPA adopting standards for electronic healthcare transactions and code sets to be used in those transactions. However, we cannot assure you that we will be able to comply with the proposed regulations or final standards in a timely manner or at all. Moreover, until the proposed regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards and we may not be able to comply with the revised standards in a timely manner or at all. If any of our products or services are subject to those regulations, we may be required to incur additional expenses in order to comply with these requirements, and we may not be able to comply with them in a timely manner or at all. In addition, the success of our compliance efforts may also be dependent on the success of healthcare participants in dealing with the standards. If we are unable to comply with regulations implementing HIPAA in a timely manner or at all, the sale of our products and our business could be harmed.

         The United States Food and Drug Administration, or "FDA", is responsible for assuring the safety and effectiveness of medical devices under the Federal Food, Drug and Cosmetic Act. Computer applications and software are considered medical devices and are subject to regulation by the FDA when they are indicated, labeled or intended to be used in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, or are intended to affect the structure or function of the body. We do not believe any of our current products or services are subject to FDA regulation as medical devices; however, we plan to expand our product and service offerings into areas that may be subject to FDA regulation. We have no experience in complying with FDA regulations. Our compliance with such FDA regulations could prove to be time consuming, burdensome and expensive, which could adversely affect our ability to introduce new applications or services in a timely manner.

         In addition, we may become subject to additional government regulations in connection with our changing product strategy. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics, and quality of products and services. Because of the increasing use of the Internet as a communication and commercial medium, the government has adopted and may adopt additional laws and regulations with respect to the Internet covering such areas as user privacy, pricing, content, taxation, copyright protection, distribution and characteristics and quality of production and services.

CHANGES IN STATE AND FEDERAL LAWS RELATING TO CONFIDENTIALITY OF PATIENT MEDICAL RECORDS COULD LIMIT OUR CUSTOMERS' ABILITY TO USE OUR SERVICES.

         We cannot assure you that changes to state or federal laws will not materially restrict the ability of healthcare providers to submit information from patient records using our applications. Such restrictions would decrease the value of our applications to our customers, which could materially harm


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our business. The confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases are subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of this information to implement security measures. Such legislation might require us to make substantial expenditures to implement such measures.

CHANGES IN THE REGULATORY AND ECONOMIC ENVIRONMENT IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.

         The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These factors affect the purchasing practices and operation of healthcare organizations. Changes in current healthcare financing and reimbursement systems could require us to make unplanned enhancements of applications or services, or result in delays or cancellations of orders or in the revocation of endorsement of our services by our strategic partners and others. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in our applications and services.

COMPETITION COULD REDUCE REVENUE FROM OUR PRODUCTS AND SERVICES.

         Our principal competitors include both national and regional information management technology vendors. Currently, the information management technology industry in the United States is characterized by a large number of relatively small, regionally-focused companies, comprising a highly fragmented industry with only a few national vendors. Smaller, regionally-focused companies typically market their products to a single practice specialty. Until recently, larger, national vendors have targeted primarily large healthcare providers. We believe that the larger, national vendors may broaden their markets to include both small and large healthcare providers. The information management technology industry is consolidating, which has resulted in large, well-capitalized companies that have not historically been providers of information management products and services entering into the information management technology market. In addition, we compete with national and regional providers of computerized billing, insurance processing and record management services to healthcare practices. As the market for our products and services expands, additional competitors are likely to enter this market. We believe that the primary competitive factors in our markets are:

         -        product features and functionality;

         -        customer service, support and satisfaction;

         -        price;

         -        ongoing product enhancements; and

         -        the reputation and stability of the vendor.


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         Some national competitors have greater financial, development, technical, marketing and sales resources than InfoCure. If competition in the practice management systems industry intensifies, our results of operations may suffer and we may be required to lower the prices of our products and services.

OUR NEW PRODUCT STRATEGY AND SUBSCRIPTION PRICING MODEL WILL REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

         Our transition to the subscription pricing model will continue to adversely impact our cash flow until subscription fees replace the decline in one-time revenue from license fees and hardware sales. In addition, we expect to incur increased marketing and sales expense in connection with the rollout of our ASP-delivered products and Internet solutions. Adequate financing for these needs may not be available to us.


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                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the shares from the selling stockholders.

                              SELLING STOCKHOLDERS

         The selling stockholders received their shares of common stock in transactions with InfoCure as follows:

         - 127,660 shares of common stock offered by this prospectus were issued to shareholders of Practice Outlook, Inc. in connection with InfoCure's acquisition of Practice Outlook in February 2000; and

         - up to 200,000 shares of common stock offered by this prospectus will be issued pursuant to the terms of a convertible note issued in connection with InfoCure's acquisition of The Healthcare Systems Division of The Reynolds and Reynolds Company on October 23, 1998.

         The shares of common stock offered by The Reynolds and Reynolds Company are expected to be issued to The Reynolds and Reynolds Company during October 2000 pursuant to the terms of the convertible note. All of the remaining shares of common stock registered for sale pursuant to this prospectus are currently owned by the other selling stockholder.

         The following table sets forth information known to us with respect to beneficial ownership of our common stock as of September 29, 2000 by each selling stockholder. The following table assumes that the selling stockholders sell all of the shares. Since each selling stockholder may choose not to sell his or her shares, we are unable to state the exact number of shares that actually will be sold.

         Information with respect to "beneficial ownership" shown below is based on information supplied by the respective beneficial owner or by other stockholders as well as filings made with the SEC or furnished to us. For purposes of calculating the percentage beneficially owned, the shares of common stock deemed outstanding include:

         -        34,200,705 shares outstanding as of September 29, 2000; and

         - shares issuable by us within 60 days pursuant to options, warrants and convertible securities held by the respective person ("Derivative Securities").

         Derivative Securities are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


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


                                     COMMON STOCK BENEFICIALLY                   COMMON STOCK BENEFICIALLY
                                    OWNED PRIOR TO THIS OFFERING     COMMON      OWNED AFTER THIS OFFERING
                                    ----------------------------   STOCK TO BE   --------------------------
NAME AND ADDRESS OF                                               SOLD IN THIS
BENEFICIAL OWNER                      SHARES        PERCENTAGE      OFFERING       SHARES       PERCENTAGE
----------------------------------  -----------     ----------    ------------     ------       ----------
Gray Matter, Inc.                    127,660              *          127,660          0              *
The Reynolds and Reynolds            500,000(1)        1.5%          200,000       300,000           *
Company

---------------
*        Less than one percent.

(1) Represents shares of common stock that will be issued to The Reynolds and Reynolds Company pursuant to the terms of the convertible note.

                              PLAN OF DISTRIBUTION

         Our common stock may be offered for sale and sold in one or more transactions, including block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares of common stock may be sold directly, through agents designated from time to time, or by such other means as may be specified in the supplement to this prospectus. Participating agents or broker-dealers in the distribution of any of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any discount or commission received by any underwriter and any participating agents or broker-dealers, and any profit on the resale of shares of common stock purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act.

         Shares of our common stock may be sold through a broker-dealer acting as agent or broker or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such shares of common stock to the public at varying prices to be determined by the broker-dealer at the time of resale.

         To the extent required, the number of shares of common stock to be sold, information relating to the underwriters, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying supplement to this prospectus.

         If underwriters are used in a sale, shares of common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Shares of common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of shares of common stock will be named in the supplement to this prospectus relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be stated on the cover of the prospectus supplement.

         Under the securities laws of some states, the shares of common stock registered by the registration statement may be sold in those states only through registered or licensed brokers or dealers.

         Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

         Upon sale under the registration statement that includes this prospectus, the shares of common stock registered by the registration statement will be freely tradable in the hands of persons other than our affiliates.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of the common stock offered by this prospectus will be passed upon for us by King & Spalding.

                                     EXPERTS

         The consolidated financial statements of InfoCure Corporation and its subsidiaries incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods as set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

         The financial statements of The Healthcare Systems Division of The Reynolds and Reynolds Company as of September 30, 1998 and 1997 and for the years ended September 30, 1998, 1997 and 1996 incorporated by reference in this prospectus from InfoCure Corporation's Registration Statement on Form S-3 (with respect to a public offering of 3,759,000 common shares), effective April 21, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Datamedic Holding Corp. and subsidiaries as of March 31, 1999 and 1998, and for each of the years in the three-year period ended March 31, 1999, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                      -14-